Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 19, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.049958 per unit, payable on December 14, 2018, to unit holders of record on November 30, 2018.

This month’s distribution decreased from the previous month due to an increase of LOE expenditures relating to substantive workover expense for the previous month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in an increase in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties. This was offset by a decline in the pricing of both oil and gas. The Texas Royalty Properties saw an increase in the production of both oil and gas that was offset by a decline in the pricing of oil and gas for the month.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 52,625 barrels of oil and 298,643 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 17,053 barrels of oil and 97,267 Mcf of gas. The average price for oil was $53.32 per bbl and for gas was $3.51 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,838,544. Deducted from these would be the Lease Operating Expense (LOE) of $1,932,572, taxes of $257,757 and Capital Expenditures (CAPEX) of $58,448 totaling $2,248,777 resulting in a Net Profit of $1,589,767 for the month of October. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,192,325 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	52,625	298,643	17,053	97,267	*	$53.32	$3.51	**
Texas Royalties	22,417	27,897	19,430	24,172	*	$55.32	$6.10	**
Prior Month
Waddell Ranch	50,357	267,841	19,970	106,900	*	$55.16	$3.61	**
Texas Royalties	21,324	22,399	18,440	19,354	*	$58.15	$6.71	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,417 barrels of oil and 27,897 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 19,430 barrels of oil and 24,172 of of gas. The average price for oil was $55.32 per bbl and for gas was $6.10 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,410,436. Deducted from these were taxes of $161,520 resulting in a Net Profit of $1,248,916 for the month of October. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,186,470 to this month’s distribution.

General and Administrative Expenses deducted for the month were $52,809 resulting in a distribution of $2,328,522 to 46,608,796 units outstanding, or $0.049958 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839